Exhibit p.4
                    CODE OF ETHICS

                 For Access Persons of
        Berents & Hess Capital Management, Inc.

             Effective as August 25, 2000

I.      DEFINITIONS

     A.   "Act" means the Investment Company Act of
          1940, as amended.

     B. "Access person" means any director, officer or advisory person of the Advisor.

     C.   "Advisor" means Berents & Hess Capital
          Management, Inc.

     D. "Advisory Client" means any client (including both investment companies and managed accounts) for which the Advisor (i) serves as investment advisor or subadvisor, (ii) renders investment advice, or (iii) makes investment decisions.

     E. "Advisory person" means: (i) any employee of the Advisor (or of any company in a control relationship to the Advisor), who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security on behalf of any Advisory Client, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Advisor who obtains information concerning recommendations made to any Advisory Client with regard to the purchase or sale of a security by the Advisory Client.

     F. A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

     G. "Beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an access person has or acquires.

     H. "Compliance Officer" means the individual designated as such by the Board of Directors of the Advisor.

     I. "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the Act.

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     J.   "Investment Personnel" means (i) any employee
          of the Advisor (or of any company in a
          control relationship to the Advisor) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities on behalf of any Advisory
          Client; or (ii) any natural person who
          controls the Advisor and who obtains
          information concerning recommendations made to any Advisory Client regarding the purchase or sale of securities by the Advisory Client.

     K. "Purchase or sale of a security" includes, among other things, the writing of an option to purchase or sell a security.

     L. "Security" shall have the meaning set forth in Section 2(a)(36) of the Act, except that it shall not include shares of registered open-end investment companies, direct obligations of the Government of the United
          States, high quality short-term debt
          instruments, bankers' acceptances, bank
          certificates of deposit and commercial paper.

II.    GENERAL FIDUCIARY PRINCIPLES

  In addition to the specific principles enunciated in this Code of Ethics, all access persons shall be governed by the following general fiduciary principles:
     A. The duty at all times to place the interests of shareholders above all others;

     B. The requirement that all personal securities trans actions be conducted consistent with this Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility; and

     C. The fundamental standard that no access person should take inappropriate advantage of their position with the Advisor.

III.   EXEMPTED TRANSACTIONS

   The prohibitions of Section IV of this Code of Ethics shall not apply to:
     (1) Purchases or sales effected in any account over which the access person has no direct or indirect influence or control;

     (2) Purchases or sales of securities which are not eligible for purchase or sale by Advisory
          Client accounts;

     (3) Purchases or sales which are non-volitional on the part of the access person;

     (4) Purchases which are part of an automatic dividend reinvestment plan;

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     (5)  Purchases effected upon the exercise of
          rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;
          and

     (6) Purchases or sales which receive the prior approval of the Compliance Officer because
          (i) they are not harmful to any Advisory
          Client; (ii) would be very unlikely to affect a highly institutional market; or (iii) clearly are not related economically to securities to be purchased, sold or held by an Advisory Client.

IV.   PROHIBITED ACTIVITIES

     A. No access person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which he or she knows or should have known that during the two-day period immediately before or after the access person's transaction, the Advisor purchased or sold the security on behalf of any Advisory Client or the Advisor considered purchasing or selling the security on behalf of any Advisory Client.

     B.   No person who meets the definition of
          Investment Personnel shall acquire any
          securities in an initial public offering.

     C.   No person who meets the definition of
          Investment Personnel shall acquire securities pursuant to a private placement without prior approval from the Advisor's Board of Directors. In determining whether approval should be granted, the Board of Directors should consider:

          (1)  whether the investment opportunity
               should be reserved for the Advisor's
               clients; and

          (2) whether the opportunity is being offered to an individual by virtue of his or her position with the Advisor.

          The Advisor must maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition by Investment Personnel for at least five years after the end of the fiscal year in which the approval is granted. In the event approval is granted, the access person must disclose the investment when he or she plays a material role in the Advisor's subsequent consideration of an investment in the issuer.
          In such circumstances, the Advisor's decision to purchase securities of the issuer will be subject to an independent review by Investment Personnel with no personal interest in the issuer.

     D. No access person shall receive any gift or other thing of more than de minimis value from any person or entity that does business with or on behalf of the Advisor on behalf of any Advisory Client.

     E. No access person shall serve on the board of directors of a publicly traded company without prior authorization from the
          Advisor's Board of Directors based upon a determination that the board service would not be inconsistent with the interests of the Advisor and its clients. In the event the board service is authorized, access persons serving as directors must be isolated from those making investment decisions regarding that security through a "Chinese wall."


V.  REPORTING

     A.   Except for the transactions set forth in
          Section III, all securities transactions in which an access person has a direct or indirect beneficial ownership interest will be monitored by the Compliance Officer.

     B.   Every access person shall report to the
          Compliance Officer the information described in Section V(D) of this Code of Ethics with respect to the transactions in any security in which such access person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security.

     C.   Every access person shall report to the
          Compliance Officer the information described in Section V(D) of this Code of Ethics even if such access person has no personal securities transactions to report for the reporting period.

     D. Every report required to be made by this Code of Ethics shall be made not later than ten
          (10) calendar days after the end of the
          calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

          (1) The date of the transaction, the title, the interest rate and maturity date (if applicable), and the number of shares, and the principal amount of each security involved;

          (2) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

          (3) The price of the security at which the transaction was effected; and

          (4) The name of the broker, dealer or bank with or through whom the transaction was effected.

          The determination date for timely compliance with this Section V(D) is the date the report is received by the Compliance Officer, which date must be recorded on the report.

     E. Any report filed pursuant to this Code of Ethics may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

     F. Every access person shall disclose to the Compliance Officer all personal securities holdings: (i) within ten (10) days of such person's commencement of employment and (ii) in an annual report which reflects such person's securities holdings as of December
          31st. Such annual report must be received by the Compliance Officer no later than January
          30th of each year.

     G.   The Compliance Officer shall review all
          reports required to be submitted pursuant to this Section V to determine compliance with the personal trading restrictions in this Code of Ethics.

VI.  COMPLIANCE WITH THE CODE OF ETHICS

     A. The Compliance Officer shall maintain a list of all access persons and shall notify all access persons of their reporting obligations under this Code of Ethics.

     B. All access persons shall certify annually that:

          (1)  They have read and understand the Code
               of Ethics and recognize that they are
               subject thereto; and

          (2) They have complied with the requirements of the Code of Ethics and disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the Code.

     C.   The Compliance Officer shall prepare a
          quarterly report to the Board of Directors of the Advisor which shall:

          (1) Summarize existing procedures concerning personal investing, if necessary;

          (2)  Identify any violations requiring
               remedial action during the past quarter;
               and

          (3)  Identify any recommended changes in
               existing restrictions or procedures
               based upon the Advisor's experience
               under its Code of Ethics, evolving
               industry practices, or developments in
               laws or regulations.

     D. The quarterly reports shall be summarized in an annual report to the Board of Directors of Frontegra Funds, Inc. and to the Board of Directors of any other investment company
          Advisory Client and shall include a
          certification from the Advisor stating that it has adopted procedures reasonably necessary to prevent its access persons from violating this Code of Ethics.

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VII.  CONFIDENTIALITY

   No employee shall divulge to any person, government agency, firm or corporation, during the term of employment, or any time thereafter, any business information not then generally available in the public domain, relating to the business or the operations of the Advisor regardless of whether such information was conceived by the employee or by others, including without limitation, the names of any clients of the Advisor, or any business operations or trade secrets which the Advisor imparts to employees or which the access person may conceive. Furthermore, no employee shall, on such person's own behalf or on behalf of anyone else, directly or indirectly, approach or render service to any existing Advisory Client should such person's employment be terminated.

VIII.  INSIDER INFORMATION

   Having and using material non-public information concerning public corporations is illegal, whether for an Advisory Client, a personal account, or by passing it on to someone else. If any employee thinks they possess inside information, they should immediately notify an officer of the Advisor verbally or in writing. The officers of the Advisor will then decide on an appropriate course of action.

IX.   SANCTIONS

   Upon discovering a violation of this Code of Ethics, the Board of Directors of the Advisor may impose such sanctions as it deems appropriate, including, among other sanctions, a letter of censure or suspension, or termination of the employment of the violator. The Advisor's Board of Directors will be promptly informed of any serious violations of this Code of Ethics.

  Appendix 1


      ACKNOWLEDGMENT OF RECEIPT OF CODE OF ETHICS


     I acknowledge that I have received the Code of Ethics dated August 25, 2000 and represent:

     1. In accordance with Section V of the Code of Ethics, I will report all securities transactions in which I have a beneficial interest, except for transactions exempt from reporting under Section III of the Code of Ethics.

     2. I will comply with the Code of Ethics in all other respects.



                              _________________________________
                              Access Person Signature



                              ________________________________
                              Print Name



Dated:____________________

Appendix 2


     ANNUAL CERTIFICATION OF COMPLIANCE WITH THE CODE
OF ETHICS


I certify that during the past year:

     1. In accordance with Section V of the Code of Ethics, I have reported all securities transactions in which I have a beneficial interest except for transactions exempt from reporting under Section III of the Code of Ethics and except to the extent disclosed on an attached schedule.

     2. I have complied with the Code of Ethics in all other respects.

     3. I have read and understand the Code of Ethics and recognize that I am subject to the Code of Ethics.



                               _________________________________
                               Access Person Signature



                               _________________________________
                               Print Name



Dated:____________________